Exhibit 99.1

Superclick Inc.
First Quarter Results Conference Call
March 17, 2008

Operator:     Good afternoon ladies and gentlemen and welcome to the First - Superclick Inc., First Quarter Results Conference Call. At this time, all participants are in a listen-only mode. Following today’s presentation, instructions will be given for the question-and-answer session. If anyone needs assistance at any time during the conference, please press the star followed by the zero. As a reminder, this conference is being recorded today Monday March, 17th of 2008.

And, at this time I would like to turn the conference over to Jean Perrotti, Chief Financial Officer. Please go ahead sir.

Jean Perrotti: Thank you operator. Thank you and good afternoon. Joining me on today’s call is Sandro Natale, Superclick’s Chief Executive Officer.

Before we begin, I would like to remind you that during the course of this conference call, we will be making forward-looking statements regarding among other things estimates and assumptions regarding our future revenue growth and profitability. These statements are predictions that are subject to risks and uncertainties that may cause actual results to differ materially from our projections. By providing this information, we undertake no obligation to update or revise any projections or forward-looking statements, whether as a result of new developments or otherwise.

Please refer to our press release issued March 14th, which I believe was Friday and also today, earlier today March 17th, which is available on our website at www.superclick.com.

Also, please refer to our latest Form 10-K for the year ended October 31, ’07 as well as our other filings made with the SEC for additional discussion of risk factors that could cause actual results to differ materially from our current expectations.

I also want to mention before we proceed that all financial numbers are prepared unless noted in accordance with U.S. GAAP, i.e. general accepted accounting principals.

Now, I will discuss some key financial highlights for the first quarter ended January 31, 2008. Total revenue was $1,447,855, an increase of $686,000 or 90% over the same period last year. The company produced $646,734 of gross profit dollars with a nice margin of approximately 45%. Total expenses excluding depreciation and other expenses was $421,000. And the net income for the quarter was $178,000 or 0.002 per diluted share.

As noted, our total revenue was a little over 1.4 million in the first quarter. Our revenue by segment was approximately $732,000 in net sales of our IP management platform, up approximately 238,000 or 208% over the same period last year. This was mainly due to the increased installation type work compared to the same period last year.

$716,000 in services sales, which includes the current customer support revenue, up $524,000 or approximately 37% over the same period last year.

As our solutions continue to gain validation market wide, as demonstrated by the positive installation revenue variance, services sales will also improve. Accordingly, during the quarter, rooms under support grew approximately, slightly under 15,000 or 14,700.

Gross margin for the quarter was 44.7% compared with 48.7% for the same period last year. The negative variance is the result of lower margin mixes in our installation business for the quarter. However, from a contribution basis, the business did contribute slightly over $275,000 or 275,000 more gross profit dollars than for the same period last year.

Operating expenses excluding depreciation and other expenses were 421,000 or approximately 29% of net sales compared to 44.9, almost 50 - almost 45% of net sales last year.

Net income for the first quarter was $178,348 or 12.3% compared to a loss of 61,471 or 8.1%. Based on fully diluted shares of 72,732,431, the EPS for the current quarter was 0.004. EPS the same quarter last year was a negative 0.002.

I want to talk a little bit about our balance sheet. Total cash at end of January increased to $826,296 compared to slightly under 790,000 at October 31, 2007, which was our year-end. We ended the quarter with $567,000 in accounts receivable compared to 834 at October 31, ’07. Accounts receivable plus cash on hand to trade accounts payable ratio was 1.97 to 1, however our current assets were only 50% of current liabilities. Important to note that in our current liabilities, it is approximately $1.6 million of debt consisting of 1,336,350 in debt in the form of a convertible debenture and $260,600 in debt to Hotel Net shareholders.

During the quarter we made approximately $85,000 of payments in cash to Chicago Venture Partners and slightly under $25,000 to the Hotel Net shareholders.

So, that concludes my presentation. Now, I’d like to transfer the call to Sandro who will discuss our business operations.

Sandro Natale:     Thank you very much and I want to thank everybody for joining us this afternoon.

I want to start by first, you know, we reported that we are pleased to report the improved business economics at Superclick driven by an increasing level of demand that we are experiencing in the market for our - and I would say advanced IP management platform and customer support services. This is a validation of our business approach and commitment to building better products and toward offering a higher and more differentiated level of support and services to our customers.

Our business remained fundamentally solid, built on a strong foundation from our product lines and moving increasingly towards higher levels of profitability by growing contribution of reoccurring customer support revenues to the overall revenue mix. Even as the U.S. economy which presently in the majority of our business is experiencing slowing growth, they’ve been able to increase market share and benefit from increased demand from our products and services for our widening customer base.

We announced last year that we had entered the Asian market and we are making progress there. Last quarter, we expanded our customer support offering by adding the video-on-demand support and almost added 15,000 rooms. We continue to expand our footprints with existing customers both in the (inaudible) market and new builds. As an example, the Intercontinental Hotel Group has announced earlier this month that they are opening one hotel per business day for the next 300 days.  Starwood Hotel Group is estimating an additional 400 hotels to their present portfolio. Fairmont and Raffles Hotel, Four Seasons, Mandarin Oriental are also following this growth. All our fronts are experiencing growth and I believe this is a good indication for future revenue.

I’d like to now provide a brief update on our products, beginning with our SIMS and MaMA Group. SIMS, which is our high-speed internet access gateway, continues to be a leader in the industry, and we continue to add depth to the product to the addition of value-add functionalities that our customers need and are demanding. We demonstrated this last month when we launched our new multi-homing feature. What does this feature do? Well, it allows to address the critical need for more network speed in hotels. It allows the joining of two or more internet circuits into one single connection offering speed and redundancy to the hotel.

The results we have had and the feedback that we have received from our initial deployment of our multi-homing feature have been nothing short but fantastic. Presently, we are in the final stages to deploy this to 120 of our existing customer base. This is a validation of the opportunity to up sell our current 600 hotel footprint. This new feature is also opening doors with other hotel groups that historically we had had little success.

Our technology team is always looking at ways to improve our product offering in the efforts to address the industry pain. Our mission is to reduce (inaudible) and improve functionality by continuously designing new features to our platforms. We remain encouraged with our long-term growth prospect for our really advanced IP management platform.

Now, we’ll discuss a little bit about our ongoing developments of our media distribution system application. We are in the early stages of identifying online advertisers interested in advertising on our potentially large hotel footprint. Our plan is to grow this footprint large enough to gain interest from the top online advertisers and we believe there are some terrific opportunities in the market, and that started (inaudible) with three major hotel groups that combine the total 11,000 hotels or 1.4 million rooms about deploying our pilot sites.

We believe the online in-room advertising is strong and will become a brand focus once the model has been proven. Hotels more than ever need a financial solution to leverage the cost of ownership for delivering high-speed internet services to their guests. As I explained earlier, hotels need to add more bandwidth to address these technology needs and looking for ways to cover that cost.

In closing, I believe the hotel industry is strong while the market opportunities for Superclick are tremendous. We will continue to scale our business focused on leveraging efficiencies, which should result in more profitable overall business. As our cash flow improves, we will continue to pay down our debt to our note holders and we look forward to reporting a clean balance sheet within the next year.

I want to thank you for your continuous support and attending our quarterly meeting, and I now will open the call to any questions. Operator?

Operator:     Thank you sir. Ladies and gentlemen, at this time we will begin the question-and-answer session. If you have a question, please press the star followed by the one on your pushbutton phone. If you would like to decline from the calling process, press the star followed by the two. You will hear a three tone prompt acknowledging your selection. Your questions will be polled in the order they are received. If you are using speaker equipment, you will need to lift the handset before making your selection. One moment please for our first question.

Once again, if you do have a question, please press the star followed by the one. Once again ladies and gentlemen, if you do have a question, please press the star followed by the one. And as a reminder, if you are using speaker equipment, please lift the handset before making your selection.

And, our first question is from Frank Candido from Optimus Asset Management. Please go ahead.

Frank Candido:    Sandro, this may not be fair that I’m asking a question since I am the IR representative for the company, but the question that I get from many shareholders is with regards to MDS. We’ve been talking about MDS for quite some time now. We all believe in the possibilities surrounding MDS. It makes sense on paper, it makes sense, you know, when you look at the numbers and when you look at the major pain, the major industry pain and how MDS is the only possible way to address that pain, but yet, we’ve not seemed to be able to announce any sort of significant business or inroads in terms of MDS. Can you explain, you know, what resistance you’re finding? Or, where you think we’re going to see - I mean, you’ve mentioned some 11,000 hotel rooms, which - I’m sorry, 11,000 hotels but can you possibly explain a little bit more in terms of where the company is at with MDS?

Sandro Natale:     Okay. Thanks for asking the question Frank and it is a fair question because we have been talking about MDS for the past year and a half. We have been saying, this is a market opportunity and we have thrown out that there’s 11,000 hotels, 1.4 million rooms. And, this is basically some of the inroads we’ve done with the MDS platform. We’ve piloted the application and the functionality in about maybe 50, 60 hotels and we’ve seen some great success. We’ve seen some great results from what we wanted and what we expected, and being able to expose the users to some online advertising and being able to generate some revenues for the properties.

The challenges that we had is not finding the hotels that are willing to put this product in, because they’re all in pain. They all need some kind of revenue, they need some kind of cash to help pay for the internet connection, and now we’re even telling them they’ve got to spend more money to bring in a bigger internet connection. You know, the help desk revenues are going up because the usage is going up, so there’s more calls coming in so hotels have to pay more for that. What we’re facing with is, we’re meeting with a few advertising agencies out there and they’re all very interested. They all like the idea. They can get into this advertising model where they’re on a one-to-one face-to-face model with the individual guests in the hotel. So, it’s not advertising at large, it’s advertising on a one-to-one basis.

The challenge that we’ve been getting from a lot of these agencies is that, the footprint that we presently have is very small. Our 600 hotel footprint won’t create enough of a wave to get some of the top here online advertisers interested in advertising with our network.

So, what we’re working on is we’re working at ways of how we can leverage the hotels to pay for part of the deployment, and to build a footprint, this is what I was saying about the 11,000 hotels, build a footprint large enough to gain the interest from these advertising agencies. So, our next step is, we’ve identified the three hotel groups, we’ve pitched them on the idea, they love the idea, they’ve presented it to their loyalty program, they too have a very high interest, but because the model is not proven, there’s no revenue that has come in yet, they’re all sort of skeptic and sitting back and saying, well, we haven’t seen this done before, we don’t know what kind of revenue it’s going to make, we’re not in the advertising business, so have you done this elsewhere?

So, we’re stuck in that catch 22 situation of who we’re going to find to be the first one and we’re on our way there. How are we going to build a footprint in 11,000 hotels? Well, there’s a few ways we could look at doing that, and right now we’re looking at, what is the best financial way to get there without hurting the company and ultimately achieving the goal where when we met with some of the top line, online advertisers saying, well, when you have, you know, three four million users, come and see us and then we can look at this. And, right now Superclick, on our 600 hotel footprint, we’re hitting about 1.5 million users, so we’re really half way there to having a successful launch of MDS.

Frank Candido:     I have another question. Yeah, can I - okay, well the other - thank you very much. I hope that clears that up for some people. The other question that I’m asked all the time is with - and this, we may need Jean to comment on this one, is with reference to our debt position. Jean, I know that you mentioned that at the end of Q1, that our debt position was somewhere around 1.6 million broken up between CVP, the convertible debenture and the Hotel Net deal, and maybe you can just shed some light in terms of where we were a year ago with reference to the debt, a; b, investors seem to be a little jittery about the possibility of CVP converting from time to time, and you know, they’ve been pretty good up until now, but perhaps you can also comment on, you know, the fact that our 72 million shares fully diluted tips out of their account a little bit, because that doesn’t seem to be clear in a lot of people’s minds. And three, Sandro made a comment about having a clean balance sheet within the year. Perhaps you want to just comment on that. So, I hope you remember what the three, sort of, points are or else I’ll repeat.

Sandro Natale:     Yeah. Sure Frank. Thanks for the question. Yeah, so, you know, we - as the business does what it does, we, you know, obviously we’d like to clear out all debt as soon as possible, so we are working very closely with CVP and, you know, on a month-to-month basis, we’re in contact with their people there, and you know, the relationship continues to be agreeable. And so, what we’re doing is is that we are paying some cash and yes, from time to time, they have converted. Of course, as the business continues to grow, the theory is that the cash should also become more available. And, as that happens, then we can potentially increase those cash payments on a month-to-month basis. At the very least, help maintain what the current trend of payment is. So, you know, we all remember that a year ago today, I mean, there was $1 million of more debt, so the inroads there have been good and of course, as the company continues to generate more cash, then we intend to increase that if possible.

Now, that is not to say that we will take all our reserves as we would like to but at the very least, we’ll maintain the current trend of payment. So, I think I answered two of them Frank. What was the third?

Frank Candido:     Well, the third was that Sandro commented - so, okay, so first of all, you’ve sort of answered two. One was Sandro commenting that within the year, we want a clean balance sheet. So, from that point of view, it sounds like we’re going to get - hopefully get a little more aggressive as the cash position of the company or cash flow becomes looking more and more like the cash flow is an issue of the past in terms - for the company.

Male Speaker:     Right.

Frank Candido:    At least the trend is suggesting that, so just comment on that. And then the other thing is, is the possibly nervous aspect of the investor who is worried from time-to-time of conversion when the 71 million shares fully diluted, or 72 million, whatever the number is, already takes into account conversions that haven’t occurred. So, I just wanted you to just maybe comment on that or clarify that again for people that are listening.

Sandro Natale:     Sure. Yeah, so, on a monthly basis, I mean, you know, we’re hovering anywhere between 50 and $100,000 a month of repayment. So, if we’re to assume it’s 100,000 a month, then you know, their current balance is 1.3, so in the next 12 months that balance should be close to zero or at zero.

From time-to-time, I mean, you know, if there’s any hiccups along the road, then you know, the monthly payment will not be 100. Then it will be something less than 100, say 50. So, if the trend is 50, then from time-to-time, CVP may call in and say, okay, we’d like to convert 50 or 75 or 100. But, you know, there is no indication that they are converting. You know, as long as we continue our progress payments as such. And, to date, I have no news to the contrary of that. So, the situation is that we have I think an excellent working relationship, and as long as we hold our end of it, there shouldn’t be, you know, there shouldn’t be any undue conversions.

Frank Candido:       Okay. But, you still haven’t answered the question of the 72 million shares of fully diluted. You know, how that already takes into account possibilities of conversions that haven’t taken place or whatever. If you could just comment on that?

Jean Perrotti:      Well, the fully diluted, the calculation for fully diluted shares assumes that all debt is converted. So, included in the 72 million, it’s assumed that the - that all convertible debt is converted at the balance sheet date, i.e. Jan 31 ’08. So, that number represents a fully diluted situation or fully diluted stock position or capital position of the company, i.e. all debt being converted.

Frank Candido:     So, in other words, then we have less than 72 million shares to date. The outstanding shares is…

Jean Perrotti:         Well, the basic share count is 43 million.

Frank Candido:     43 million. Okay. As we continue paying our debt in cash, well, that’s less dilution from the 72?

Male Speaker:      Right.

Frank Candido:     Okay. And then, the last thing is Sandro stating that, you know, within the year, he’d like to see a clean balance sheet. So, are we hoping, are we - is that the clear objective of the company? To be debt free within calendar 2008? Is that absolutely one of the top priorities for the company going forward?

Jean Perrotti:     Well, it’s definitely one of them, but the top priority of the company is to continue to develop what, you know, what it is we do and to grow our business in conjunction with the clean balance sheet because it goes hand-in-hand.

Frank Candido:     Okay. That’s it for me.

Operator:     Thank you. Ladies and gentlemen, if there are any additional questions, please press the star followed by the one at this time. As a reminder, if you are using speaker equipment, please lift the handset before making your selection. One moment please for our next question.

And gentlemen, there are no further questions at this time. Please continue with any closing remarks you may have.

Jean Perrotti: All right. So, I just want to thank everybody for attending this quarterly conference. And again, I support you and I - I thank you for your support and we will see each other report for Q2. Thank you and have a great day.

Operator: Thank you sir. Ladies and gentlemen, this concludes the Superclick Inc., First Quarter Results Conference Call. We thank you for your participation and at this time, you may now disconnect.